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                                                       PPG Industries, Inc.
                                                       One PPG Place
                                                       Pittsburgh, Pa. 15272 USA
                                                       www.ppg.com


                                                       MEDIA:
                                                       Jeff Worden
                                                       412-434-3046

                                                       INVESTORS:
                                                       Douglas B. Atkinson
                                                       412-434-2120
PPG, INSURERS AND CLAIMANTS REACH AGREEMENT
FOR SETTLEMENT OF ASBESTOS LITIGATION;
$500 MILLION CHARGE PLANNED

PITTSBURGH, May 14, 2002 - PPG Industries, participating insurers and representatives of asbestos claimants have reached agreement for the settlement of all current and future personal injury claims against PPG and Pittsburgh Corning for asbestos products manufactured, distributed or sold by the companies.

"This agreement would enable us to put all our asbestos product claims exposure behind us, most of which is the result of our 50-percent ownership position in Pittsburgh Corning," said Raymond W. LeBoeuf, chairman and chief executive officer of PPG. "Although we continue to believe we're not responsible for Pittsburgh Corning's products, we feel this agreement will benefit our company and our shareholders in view of the number of claims and runaway verdicts against other companies."

LeBoeuf said the agreement would be incorporated into a plan of reorganization for Pittsburgh Corning, which will be submitted to the federal bankruptcy court in Pittsburgh. The agreement will become effective 30 days after the reorganization plan is approved and no longer subject to appeal. This process could take a year or more, and no payments are required until then. At that point, PPG will issue certain policy releases and credits against policy limits to participating insurers in exchange for their contributions to the fund.

When a final settlement is probable, PPG plans to record an aftertax charge of about $500 million, reflecting primarily the current value of cash contributions over a 21-year period, as well as 1.4 million shares of PPG stock. Also included in the settlement is the contribution of PPG's shares of Pittsburgh Corning. PPG's insurers have agreed to make substantial contributions to the settlement. Payments by insurers and PPG would total approximately $2.7 billion during the 21 years.

Pittsburgh Corning was established in 1937 to sell glass block and foamglass low-temperature insulation - neither of which contained asbestos. Pittsburgh Corning manufactured asbestos-containing high-temperature pipe insulation from 1962 to 1972 and filed for bankruptcy in 2000. As a result of the bankruptcy, PPG wrote down its investment in Pittsburgh Corning with a $35-million aftertax charge in the first quarter of 2000.

LeBoeuf said the agreement would have no effect on PPG's operations, including capital spending, dividend policy, liquidity or the company's commitment to technology and customer service. The settlement does not include claims against PPG caused by asbestos exposure on premises owned, rented or controlled by the company. "These claims are not significant and are covered by separate insurance agreements," LeBoeuf said.

Under terms of the agreement, a trust would be established for the benefit of claimants and funded with contributions under the settlement agreement. The court would also enter a permanent channeling injunction under Section 524(g) and other provisions of the Bankruptcy Code, in which all covered claims against PPG and Pittsburgh Corning are channeled to the trust for payment. LeBoeuf said although it is possible the injunction might be challenged, he strongly believes it will withstand legal review.


                              MANAGEMENT DISCUSSION

Management discussion of the company's settlement agreement will be available online on PPG's Web site (www.ppg.com) beginning at 6 p.m. EDT, May 14. A recording of the discussion will be available at the site until 5 p.m. EDT, May
24. The discussion may include forward-looking statements or other material information. Additional information, including historical performance, is also available at Financial on PPG's Web site.


                            FORWARD-LOOKING STATEMENT

Statements in this news release relating to matters that are not historical facts are forward-looking statements reflecting the company's current view with respect to future events and financial performance. These matters involve risks and uncertainties that affect the company's operations, as discussed in PPG Industries' Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, many factors could cause actual results to differ materially from the company's forward-looking statements. Among these factors is the unpredictability of possible future litigation that could result if the settlement described above does not become effective. Further, it is not possible to predict or identify all such factors. Consequently, while the list of factors presented here is considered representative, no such list should be considered to be a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material adverse effect on the company's consolidated financial condition, operations or liquidity.